As filed with the Securities and Exchange Commission on September 14, 2000
                                                   Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                              AVON PRODUCTS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           New York                        2844                 13-0544597
       (State or Other               (Primary Standard       (I.R.S. Employer
Jurisdiction of Incorporation   Industrial Classification     Identification
       or Organization)                   Number)                  Number)

                          1345 Avenue of the Americas
                 New York, New York 10105-0196 (212) 282-5000
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                            -----------------------

                           Ward M. Miller, Jr., Esq.
                                General Counsel
                          1345 Avenue of the Americas
                         New York, New York 10105-0196
                                 (212) 282-5000
           (Name, Address, including Zip Code, and Telephone Number,
                  including Area Code, of Agent for Service)

                            -----------------------

                                    Copy to:
                               Sarah Beshar, Esq.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                            CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                                 Proposed Maximum  Proposed Maximum
              Title of Each Class                 Amount to be   Offering Price Per   Aggregate         Amount of
        of Securities to be Registered             Registered        Unit (1)     Offering Price (1) Registration Fee
---------------------------------------------------------------------------------------------------------------------
Zero Coupon Convertible Senior Notes due 2020..   $400,000,569         100%          $400,000,569       $105,601
Common Stock, $.25 par value per share.........       (2)              (3)               (3)               (3)
Preferred Share Purchase Rights (4)............
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. This fee is calculated on the basis of the offering price of the Notes alone.

(2) Includes 6,956,491 shares of Common Stock issuable upon conversion of the Notes. Each Note is convertible into 8.2723 shares of Common Stock per $1,000 principal amount at maturity of Notes, subject to adjustment under certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, capitalization or similar event.

(3) The shares of Common Stock issuable upon conversion of the Notes will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i).

(4) The Rights will initially trade together with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                Subject to completion, dated September 14, 2000
Prospectus
September  , 2000

                                     [LOGO]

                                  $840,938,000

                              AVON PRODUCTS, INC.


    Zero Coupon Convertible Senior Notes due 2020 and Shares of Common Stock
                     Issuable Upon Conversion of the Notes

                            -----------------------

     This prospectus relates to (1) $840,938,000 aggregate principal amount at maturity of zero coupon convertible senior notes due 2020 of Avon Products, Inc. and (2) shares of common stock issuable upon conversion of the notes. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes and we will not receive any proceeds from sales that the selling securityholders make.

     We offered the notes at an issue price of $475.66 per note. We will not pay interest on the notes prior to maturity. Instead, on July 12, 2020, the maturity date of the notes, noteholders will receive $1,000 per note. The issue price per note represents a yield to maturity of 3.75% per year calculated from July 12, 2000. If a Tax Event occurs and we so elect, interest, instead of future original issue discount, shall accrue and be payable semi-annually on each note at 3.75% per year. We may redeem some or all of the notes at any time on or after July 12, 2003 at the prices described under the heading "Description of the Notes- Optional Redemption."

     Noteholders may convert their notes at any time on or before the maturity date, unless the notes have been redeemed or purchased previously, into 8.2723 shares of Avon common stock per $1,000 principal amount at maturity of notes. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount.

     Noteholders may require Avon to purchase all or a portion of their notes on July 12, 2003, July 12, 2008, and July 12, 2013 at a price per note of $531.74, $640.29 and $771.00 respectively. We may choose to pay the purchase price in cash or common stock or a combination of cash and common stock.

     Noteholders may also require us to repurchase notes upon a Fundamental Change (as defined herein) involving Avon prior to July 12, 2003. In the case of a repurchase upon a Fundamental Change, the repurchase price will be equal to the issue price of the notes plus accrued original issue discount and we may pay the repurchase price in cash, in common stock valued at 97.5% of its Market Price (as defined herein), or in a combination of cash and common stock, at our election.

     The notes are unsecured obligations of ours and rank equally with all of our other unsecured senior indebtedness.

     Our common stock is listed on the New York Stock Exchange under the symbol "AVP." On September 13, 2000, the last reported sale price for our common stock was $42.438 per share.

                            -----------------------

     This investment involves risk. See "Risk Factors" beginning on page 4.

                            -----------------------

     The notes and the shares of common stock may be offered by the selling securityholders in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any notes or shares as principals, any profits received by such broker-dealers on the resale of the notes or shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

                            -----------------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -----------------------

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                             ----------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Where You Can Find More Information.......................................   3
Special Note Regarding Forward-Looking Information........................   4
Risk Factors..............................................................   4
Selected Financial Data...................................................   6
Avon Products, Inc........................................................   8
Use of Proceeds...........................................................  11
Consolidated Ratio of Earnings to Fixed Charges...........................  11
Price Range of Common Stock and Dividend Policy...........................  12
Description of the Notes..................................................  13
Registration Rights ......................................................  26
Description of Capital Stock..............................................  28
United States Federal Income Tax Considerations...........................  30
Selling Securityholders...................................................  36
Plan of Distribution......................................................  36
Legal Matters.............................................................  38
Independent Accountants...................................................  38

                      WHERE YOU CAN FIND MORE INFORMATION

     Avon is subject to the informational requirements of the Securities Exchange Act and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office     New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.           7 World Trade Center         Citicorp Center
Room 1024                        Suite 1300                   500 West Madison Street
Washington, D.C. 20549           New York, New York 10048     Suite 1400
                                                              Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We incorporate by reference in this prospectus the following documents filed by us with the SEC:

          (i) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 27, 2000;

          (ii) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 11, 2000;

          (iii) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on August 14, 2000;

          (iv) Our Current Report on Form 8-K filed with the Commission on September 14, 2000; and

          (v) Our Definitive Proxy Statement filed with the SEC on March 27,
     2000.

     Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all future documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until our offering is complete.

     Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the documents incorporated by reference, each statement being qualified in all material respects by that reference.

     We will promptly provide without charge to you, upon oral or written request, a copy of any or all of the documents incorporated by reference in this prospectus. Requests should be directed to Avon, 1345 Avenue of the Americas, New York, New York 10105-0196, Attention: Ward M. Miller, Jr., Esq., telephone (212) 282-5000.

     We have filed with the SEC under the Securities Act and the rules and regulations thereunder a registration statement on Form S-3 with respect to the notes and common stock issuable upon conversion of the notes. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC and to which reference is hereby made.

     The information on our website does not form part of this prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Some of the statements included or incorporated by reference in this prospectus constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the following:

     o    general economic and business conditions;

     o    our ability to implement our business strategy;

     o our access to financing and management of foreign currency risks, including the impact of substantial currency exchange devaluations in our principal foreign markets;

     o    our ability to attract and retain key executives;

     o our ability to achieve anticipated cost savings and profitability targets;

     o    changes in the industry;

     o    competition; and

     o the effect of regulatory and legal proceedings and restrictions imposed by foreign governments.

     As a result of the foregoing and other factors, no assurance can be given as to the future results and achievements of Avon. Neither Avon nor any other person assumes responsibility for the accuracy and completeness of these statements.

                                  RISK FACTORS

     You should carefully consider each of the following risks, which we believe are the principal risks that we face, and all of the other information in this prospectus. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to this offering of notes. Our business may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe to be immaterial.

We May Not Be Able to Execute Fully Our Global Business Strategy

     Our ability to implement the key growth initiatives of our Global Business Strategy is dependent upon a number of factors, including our ability to:

     o    grow our "beauty" and "beauty plus" businesses;

     o    modernize the Representative experience;

     o expand consumer access, particularly through the retail and Internet channels; and

     o upgrade our beauty image, including through our global advertising campaign and the development of new brands.

     We cannot assure you that any of these initiatives will be successfully and fully executed within the planned time periods.

Our Ability to Conduct Business, Particularly in International Markets, May Be Affected by Political, Legal and Regulatory Risks

     Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is exposed to risks associated with international operations, including:

     o the possibility that a foreign government might ban or severely restrict our business method of direct selling;

     o the possibility that a government authority might impose legal, tax or financial burdens on our Representatives, as direct sellers; and

     o the possibility that a government authority might challenge the status of our Representatives as independent contractors.

     In addition, restrictions on foreign currencies and changes in foreign currency exchange rates may also affect our operating results and financial condition.

We May Not Be Able to Recruit and Retain Our Representatives

     Avon's products are sold by approximately 3.0 million Representatives worldwide. Representatives are independent contractors or independent dealers who purchase products directly from Avon and sell them to their customers. There is a high rate of turnover among Representatives, a characteristic of the direct-selling business. As a result, it is continually necessary to recruit and retain new Representatives and if we are unable to do so our business will be adversely affected.

Holders May Not Be Able to Sell the Notes

     The notes were issued in July 2000 in a private placement to a small number of institutional buyers and buyers outside the U.S. We cannot predict whether an active trading market for the notes will develop or be sustained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be adversely affected. In that case, holders may have difficulty reselling the notes or may be unable to sell them at all. If an active trading market were to develop, the notes' future trading price will depend on many factors, including:

     o    prevailing interest rates;

     o    the market for similar securities;

     o    the market price of the shares of our common stock;

     o    general economic conditions; and

     o our financial condition, historical financial performance and future prospects.

                            SELECTED FINANCIAL DATA

     The following selected financial data is derived from our audited consolidated financial statements, except for the financial data for the six months ended June 30 that is derived from our unaudited consolidated financial statements. You should read the financial data presented below in conjunction with our consolidated financial statements, accompanying notes and management's discussion and analysis of our results of operations and financial condition, which are incorporated by reference into this prospectus.

                                Six Months
                                  Ended
                                 June 30,                             Year Ended December 31,
                              ---------------       ---------------------------------------------------------
                               2000     1999         1999          1998          1997       1996       1995
                              ------   ------       -------       -------       -------    -------    -------
                                                       ($ in millions, except ratios and per share data)
Operating Data:
Net Sales..................   $2,703   $2,472       $ 5,289       $ 5,213       $ 5,079    $ 4,814    $ 4,492
Income from continuing
  operations before
  income taxes and
  minority interest........      311      149 (1)       507 (1)       456 (2)       535        510        465
Net income.................      199       73 (1)       302 (1)       270 (2)       339        318        257
Balance Sheet data
(at period end):
Total assets...............   $2,618    $2,373      $ 2,529       $ 2,434       $ 2,273    $ 2,222    $ 2,053
Total debt.................    1,210       517        1,007           256           234        202        162
Other financing(3).........      103       109          106           112            59          -          -
Total stockholders' equity.     (346)      122         (406)          285           285        242        193
Other Data:
EBITDA(4)..................    399.2     206.5 (1)    632.8 (1)       562 (2)     642.5      608.1      557.9
Capital expenditures.......     76.5      72.1        203.4         189.5         169.4      103.6       72.7
Ratio of total debt and
  other financing to
  EBITDA...................     3.3x      3.0x (1)     1.8x (1)      0.7x (2)      0.5x       0.3x       0.3x
Ratio of EBITDA to
  interest expense.........     9.4x     11.5x (1)    14.7x (1)     16.2x (2)     18.1x      18.3x      16.1x
Ratio of earnings to
  fixed charges(5).........     6.4x      5.6x         8.0x          8.2x          9.2x       9.1x       8.7x
Cash dividends per share...   $ 0.37    $ 0.36      $  0.72       $  0.68       $  0.63    $  0.58    $  0.53
Diluted EPS from
  continuing operations....   $ 0.83    $ 0.27 (1)  $  1.17 (1)   $  1.02 (2)   $  1.27    $  1.18    $  1.05
Cash Flows (used)
  provided by Operating
  Activities...............   $(44.5)   $ 10.5      $ 464.6       $ 324.4       $ 315.5    $ 386.9    $ 279.0
Cash Flows (used) by
  Investing Activities.....   $(72.4)   $(82.2)     $(208.2)      $(182.3)      $(175.1)   $(106.6)   $ (73.3)
Cash Flows provided
  (used) by Financing
  Activities...............   $ 83.2    $ 57.4      $(214.6)      $(183.1)      $(163.8)   $(236.2)   $(272.0)

---------
     (1) Includes a one-time charge of $151.2 million pre-tax ($121.9 million after tax) or $0.46 per diluted share, related to our Business Process Redesign (BPR) program. Excluding the charge, income from continuing operations before income taxes and minority interest, net income, EBITDA, ratio of total debt and other financing to EBITDA, ratio of EBITDA to interest expense, and diluted earnings per share were $300.3 million, $194.4 million, $357.7 million, 1.8x, 20.0x and $.73, respectively, for the six months ended June 30, 1999, and $657.8 million, $424.3 million, $784.0 million, 1.4x, 18.2x and
          $1.64, respectively, for the year ended December 31, 1999.

     (2) Includes one-time charges of $154.4 million pre-tax ($122.8 million after tax) or $0.46 per diluted share related to our BPR program. Excluding the charges, income from continuing operations before income taxes and minority interest, net income, EBITDA, ratio of total debt and other financing to EBITDA, ratio of EBITDA to interest expense, and diluted earnings per share were $610.3 million, $392.8 million, $717.0 million, 0.5x, 20.7x and $1.48, respectively, for the year ended December 31, 1998.

     (3) "Other financing" is included in other accrued liabilities on our Consolidated Balance Sheet at June 30, 2000 and December 31, 1999, and in other non-current liabilities at June 30, 1999 and December 31, 1998 and 1997.

     (4) EBITDA represents income from continuing operations before income taxes, minority interest, interest expense, depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt. However, EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of our operating performance or as a measure of our liquidity. EBITDA is not a measurement under generally accepted accounting principles and may not be comparable with similarly titled measures of other companies that do not compute EBITDA in the same manner.

     (5) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes and minority interest, plus fixed charges and the amortization of capitalized interest. "Fixed charges" consist of interest incurred on indebtedness, amortization of debt discount, fees and expenses plus one-third of the rental expense from operating leases, which management believes is a reasonable approximation of the interest component of rental expense. The ratios of earnings to fixed charges are calculated as follows:

          (Income before income taxes and minority interest) + (fixed charges) + (amortization of capitalized interest)
          -------------------------------------------------------------------------------------------------------------
                                                      (fixed charges)

          For the six months ended June 30, 1999, excluding the one-time charges discussed above, the ratio of earnings to fixed charges was
          10.3. For the years ended December 31, 1999 and 1998, excluding the one-time charges discussed above, the ratio of earnings to fixed charges was 10.1 and 10.6, respectively.

                              AVON PRODUCTS, INC.

General

     We are one of the world's leading manufacturers and marketers of beauty and related products, which include cosmetics, fragrance and toiletries (CFT); "beauty plus," which consists of jewelry and accessories and apparel; and "beyond beauty," which consists of gift and decorative and home entertainment products. Approximately 3.0 million independent sales Representatives market our products to consumers globally. We commenced operations in 1886 and were incorporated in the State of New York on January 27, 1916. Our business is comprised of one industry segment, direct selling, with worldwide operations.

Global Business Strategy

     In 1999, we adopted a new strategic plan to drive revenue growth and expand our customer base around the world by building on our strengths as a beauty marketer and a leading home direct seller. The new strategy includes, but is not limited to, plans to accelerate growth in our core beauty business by growing global brands, expanding market share, upgrading our beauty image and product innovation; building a global portfolio of jewelry and accessories; developing innovative programs to train, motivate and retain Representatives; exploiting retail opportunities and developing new businesses. We expect that our Business Process Redesign (BPR) programs will continue to provide resources to fund these strategic growth initiatives and contribute to earnings growth. Spending for product innovation and advertising are key components in building a global beauty image and reaching the end consumer. In the year 2000, we launched our first ever global advertising campaign and significantly expanded our use of Internet technology.

     Our global strategies include the following key growth initiatives:

     Direct Selling Contemporization

     We continue to modernize our direct selling channel and Representative experience, enabling us to reach women quickly and efficiently by offering Representatives training, support and earnings opportunities. We are testing a global Sales Leadership program in several of our major markets around the world. The Sales Leadership program is a system which will give Representatives the opportunity to earn commissions on their own sales, as well as on sales of other Representatives they recruit. We are also implementing a Representative development strategy in the U.S. This strategy will focus on the professional training and development of our Representatives through the introduction of the Avon Beauty Advisor. Beauty Advisor training will include an in-home study package as well as seminars where Representatives will be trained to do beauty makeovers, where permissible, and consultations. We are also developing enhanced Representative training to support the Sales Leadership opportunity, including a certification process for each Leadership level.

     In addition to the Sales Leadership program and Representative development strategy, we are relaunching the Avon.com Internet site in the United States. The site will feature an expanded product line and will be designed to help our U.S. sales Representatives to build their own Avon business by enabling them to sell online through their own personalized web pages, developed in partnership with us. Through our use of new technology, we will be improving customer service, expanding electronic ordering and communicating more effectively with Representatives.

     Additionally, we annually produce more than 600 million brochures in over 25 languages, utilizing common imagery and layouts from a single global database to enhance global beauty image. In 2000, we plan on incremental spending to upgrade the quality of our brochures in several of our largest markets, including the U.S.

     Complementary Access

     To accelerate growth in established industrial regions such as the U.S., Western Europe and Japan, we have developed new channels to reach more customers and improve access to our products through Avon Beauty Centers and Express Centers in the U.S., toll-free telephone numbers, direct mail and "on-line" shopping via the Internet on our web site, Avon.com. We are implementing an integrated Internet strategy to focus on improving access and accelerating growth. These complementary access programs will further increase Avon's brand awareness and drive global beauty image.

     Strategies to increase the number of "fixed locations" that sell our products also help reach new customers in the Pacific region. For example, in the Philippines, India and Indonesia, we use decentralized branches and satellite stores to serve Representatives and customers. The branches also create visibility for us with consumers and help build our beauty image. In Malaysia, we have numerous franchised beauty boutiques, which are staffed by franchise Representatives and located in areas with high concentrations of Representatives. The boutiques provide more direct and personal service to Representatives and their customers. Additionally, in China and Taiwan, beauty counters managed by Avon Representatives are in retail store chains.

     We are exploring potential retail opportunities in the U.S., including a franchising opportunity for women who would own their own Avon retail store or kiosk and a "store within a store" concept developed through a strategic relationship with a major retailer.

     Image Enhancement

     We continue to update the image of our core beauty products and our portfolio of global beauty brands. Beginning in 1995, CFT products have all undergone extensive upgrades in packaging, imaging and formulations, consistent with the global brands strategy. These contemporary products project a consistent, high quality image in all markets and include brands such as Anew, Skin-So-Soft, Avon Color, Far Away, Rare Gold, Millennia, Perceive, Starring, Avon Skin Care and Women of Earth. Global brands are growing rapidly as a percentage of our worldwide CFT business and in 1999 they accounted for 51% of our core beauty sales. We are launching global hair care brands and a global jewelry and fashion accessories line around the world. The development of global brands has also enabled us to deliver a consistent beauty image around the world, as well as improve margins through pricing and supply chain efficiencies.

     We are also marketing a more vibrant beauty image through increased advertising and research and development spending and image-building programs focused on the consumer. In 2000, we launched our first-ever global advertising campaign entitled "Let's Talk," and are increasing investments in product sampling and development and upgrading the quality of our brochure to further build our worldwide beauty image.

     In 1998, an important image enhancement came with the opening of the Avon Centre, a spa, salon and retail store located in Trump Tower, New York City. The Avon Centre emphasizes health and beauty and offers a selection of our beauty products created exclusively for use at the Avon Centre.

     Through these strategic initiatives designed to focus on high-quality, affordable products, as well as convenience for the customer, we are not only positioned for continued growth but also as a leading beauty company.

International Expansion

     Avon is one of the most widely recognized brand names in the world. We are particularly well positioned to capitalize on growth in new international markets due to high demand for quality products, underdeveloped retail infrastructures and relatively attractive earnings opportunity for women. As of September 2000, we have operations in 50 countries outside the U.S. and our products are distributed in 86 more, for coverage in 137 markets, and we continue to expand into new markets. We have entered 24 new markets since 1990, including Russia, China and nations throughout Central Europe, and are currently evaluating several other markets in Eastern Europe and the Pacific region.

Distribution

     Our products are sold worldwide primarily by approximately 3.0 million Representatives, approximately 445,000 of whom are in the United States. Almost all Representatives are women who sell on a part-time basis. Representatives are independent contractors or independent dealers, and are not employees of ours. Representatives purchase products directly from us and sell them directly to their customers. Our Internet site, Avon.com, also sells CFT products directly to consumers.

                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the notes under this prospectus and the common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratios of earnings to fixed charges for the years and periods indicated:

                                  Six Months
                                    Ended
                                   June 30,        Year Ended December 31,
                                  -----------   --------------------------------
                                  2000   1999   1999   1998   1997   1996   1995
                                  ----   ----   ----   ----   ----   ----   ----
Consolidated Ratio of
Earnings to Fixed Charges.........6.4    5.6 1  8.0 1  8.2 2  9.2    9.1    8.7
---------
(1) Includes a one-time charge of $151.2 million pre-tax ($121.9 million after tax) or $0.46 per diluted share, related to our Business Process Redesign
     (BPR) program. Excluding the one-time charge, the ratio of earnings to fixed charges for the six months ended June 30, 1999 and for the year ended December 31, 1999, was 10.3 and 10.1, respectively.

(2) Includes one-time charges of $154.4 million pre-tax ($122.8 million after tax) or $0.46 per diluted share, related to our BPR program. Excluding the one-time charges, the ratio of earnings to fixed charges for the year ended December 31, 1998, the ratio was 10.6.


     For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes and minority interest, plus fixed charges and the amortization of capitalized interest. "Fixed charges" consist of interest incurred on indebtedness, amortization of debt discount, fees and expenses plus one-third of the rental expense from operating leases, which management believes is a reasonable approximation of the interest component of rental expense. The ratios of earnings to fixed charges are calculated as follows:

(Income before income taxes and minority interest) + (fixed charges) + (amortization of capitalized interest)
-------------------------------------------------------------------------------------------------------------
                                        (fixed charges)

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is listed on the New York Stock Exchange under the symbol "AVP." The table below shows the high and low sales prices of our common stock on the New York Stock Exchange Composite Tape as reported in The Wall Street Journal and the quarterly cash dividends declared per share of common stock during the periods indicated.

                                                   Price Range         Cash
                                                ------------------   Dividends
                                                  Low       High     Declared
                                                --------   -------   --------
Fiscal Year 1998
   First Quarter ............................   $  28.00   $ 40.63   $  0.17
   Second Quarter ...........................      36.94     44.50      0.17
   Third Quarter ............................      25.00     44.31      0.17
   Fourth Quarter ...........................      25.75     46.25      0.17
Fiscal Year 1999
   First Quarter ............................   $  35.50   $ 49.00   $  0.18
   Second Quarter ...........................      46.38     59.13      0.18
   Third Quarter ............................      24.63     56.75      0.18
   Fourth Quarter ...........................      23.31     37.38      0.18
Fiscal Year 2000
   First Quarter ............................   $  25.25   $ 34.50   $  0.185
   Second Quarter ...........................      29.25     44.50      0.185
   Third Quarter (through September 13, 2000)      35.00     44.00      0.185

     For a recent closing sale price of our common stock on the New York Stock Exchange, see the cover page of this prospectus. Future dividend policy will depend on our earnings, capital requirements, financial condition and other factors considered relevant by our board of directors.

                            DESCRIPTION OF THE NOTES

     The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all information that you may find useful. For further information you should read the notes and the indenture.

General

     The notes:

     o have been issued under an indenture, dated as of July 12, 2000, between us and The Chase Manhattan Bank, as trustee;

     o are unsecured obligations of ours and rank equally with all of our unsecured senior indebtedness;

     o    are limited to $840,938,000 aggregate principal amount at maturity;

     o    will mature on July 12, 2020; and

     o will not pay interest annually, but will pay a principal amount of $1,000 per note upon maturity, representing a yield to maturity of 3.75%.

     The notes are redeemable prior to maturity only on or after July 12, 2003, as described below under "--Optional Redemption," and do not have the benefit of a sinking fund. Principal of the notes will be payable, and the transfer of notes will be registrable, at the office of the trustee.

     The notes have been offered at a substantial discount from their principal amount at maturity. See "United States Federal Income Tax Considerations." Except as described below, we will not make periodic payments of interest on the notes. Each note has been issued at an issue price of $475.66 per note. However, the notes will accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a note. The calculation of the accrual of original issue discount will be on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months. The issue date for the notes and the commencement date for the accrual of original issue discount was July 12, 2000.

     The notes have been issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The notes are represented by one or more permanent global securities registered in the name of a nominee of The Depository Trust Company, New York, New York. DTC and its direct and indirect participants maintain records of beneficial interests in any global security. You may only effect transfers through these records. The record ownership in a global security, in whole or in part, may be transferred only to DTC, another nominee of DTC or to a successor of DTC or its nominee. Except as set forth under "--Book-Entry; Delivery and Form" below, notes will not be issuable in certificated form.

Conversion Rights

     A holder may convert notes, in multiples of $1,000 principal amount at maturity, into common stock at any time before the close of business on July 12, 2020. However, a holder may convert a note only until the close of business on the last business day prior to the redemption date if we call a note for redemption, unless we default on payment of the redemption price. A note for which a holder has delivered a purchase notice or a Fundamental Change repurchase notice requiring us to purchase or repurchase the note may be converted only if such notice is withdrawn in accordance with the indenture.

     The initial conversion rate is 8.2723 shares of common stock per note, subject to adjustment upon the occurrence of certain events described below. The conversion rate will not be adjusted for accrued original issue discount.

     We will pay for any fractional share an amount of cash based on the Sale Price (as defined herein) of the common stock on the trading day immediately preceding the conversion date. On conversion of a note, a holder will not receive any cash payment representing accrued original issue discount. Our delivery to the holder of the fixed number of shares of common stock into which the note is convertible, together with any cash payment for fractional shares, will be deemed:

     o to satisfy our obligation to pay the principal amount at maturity of the note; and

     o to satisfy our obligation to pay original issue discount that accrued from the issue date through the conversion date.

     As a result, accrued original issue discount is deemed to be paid in full rather than canceled, extinguished or forfeited.

     A certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving common stock upon conversion, see "United States Federal Income Tax Considerations - U.S. Holders - Exchange or Conversion of Notes for Common Stock."

     The conversion rate will be adjusted for:

     o dividends or distributions on common stock payable in Avon common stock or other Avon capital stock;

     o subdivisions, combinations or certain reclassifications of common stock;

     o distributions to all holders of Avon common stock of certain rights to purchase Avon common stock for a period expiring within 60 days at less than the Sale Price at the time; and

     o distributions to such holders of our assets or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 10% of the Sale Price on the day preceding the date of declaration of such dividend or other distribution).

     However, no adjustment need be made if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to shareholders (a) equals or exceeds the average quoted price of the common stock, or (b) such average quoted price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder of a note will be entitled to receive upon conversion, in addition to the shares of Avon common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such note immediately prior to the record date for determining the shareholders entitled to receive the distribution.

     The indenture permits us to increase the conversion rate from time to time.

     If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of Avon or another person which the holder would have received if the holder had converted the holder's notes immediately prior to the transaction.

     Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to Federal income tax as a dividend in the amount of:

     o a taxable distribution to holders of common stock which results in an adjustment of the conversion rate; or

     o    an increase in conversion rate at our discretion.

     See "United States Federal Income Tax Considerations - U.S. Holders - Adjustment of Conversion Rate."

     No adjustment to the conversion rate will be made for any of the following under our shareholder rights plan:

     o    the issuance of rights;

     o    the distribution of separate certificates representing the rights;

     o the exercise or redemption of such rights, including the issuance of any security pursuant thereto; or

     o    the termination or invalidation of the rights.

     If we exercise our option to have interest, instead of original issue discount, accrue on a note following a Tax Event, the holder will be entitled on conversion to receive the same number of shares of common stock the holder would have received if we had not exercised such option.

     If we exercise this option, notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for notes to be redeemed on a date within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the interest that the registered holder is to receive on the note.

     Except where notes surrendered for conversion must be accompanied by payment as described above, we will not pay interest on converted notes on any interest payment date subsequent to the date of conversion. See "--Optional Conversion to Semi-annual Coupon Note Upon Tax Event."

Optional Redemption

     No sinking fund is provided for the notes. Prior to July 12, 2003, the notes will not be redeemable. Beginning on July 12, 2003, at our option we may redeem the notes for cash at any time as a whole, or from time to time in part. We will give not less than 15 days nor more than 60 days notice of redemption by mail to noteholders.

     The table below shows what redemption prices of a note would be on July 12, 2003, at each July 12 thereafter prior to maturity and at maturity on July 12, 2020. These prices equal the issue price plus the accrued original issue discount calculated to each such date. The redemption price of a note redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table.

                                               Accrued Original
                                 Note Issue     Issue Discount     Price
Redemption Date                   Price(1)       At 3.75%(2)      (1)+(2)
-------------------------------- ----------    ----------------  ---------
July 12, 2003................... $  475.66        $  56.08       $  531.74
July 12, 2004...................    475.66           76.21          551.87
July 12, 2005...................    475.66           97.10          572.76
July 12, 2006...................    475.66          118.78          594.44
July 12, 2007...................    475.66          141.28          616.94
July 12, 2008...................    475.66          164.63          640.29

                                               Accrued Original
                                 Note Issue     Issue Discount     Price
Redemption Date                   Price(1)       At 3.75%(2)      (1)+(2)
-------------------------------- ----------    ----------------  ---------
July 12, 2009...................    475.66          188.87          664.53
July 12, 2010...................    475.66          214.02          689.68
July 12, 2011...................    475.66          240.13          715.79
July 12, 2012...................    475.66          267.22          742.88
July 12, 2013...................    475.66          295.34          771.00
July 12, 2014...................    475.66          324.52          800.18
July 12, 2015...................    475.66          354.81          830.47
July 12, 2016...................    475.66          386.24          861.90
July 12, 2017...................    475.66          418.87          894.53
July 12, 2018...................    475.66          452.73          928.39
July 12, 2019...................    475.66          487.87          963.53
At stated maturity..............    475.66          524.34        1,000.00

     If converted to semi-annual coupon notes following the occurrence of a Tax Event, the notes will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of such conversion through the redemption date. However, in no event may the notes be redeemed prior to July 12, 2003. See "--Optional Conversion to Semi-annual Coupon Note Upon Tax Event."

     If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder

     On the purchase dates of July 12, 2003, July 12, 2008 and July 12, 2013, we will, at the option of the holder, be required to purchase any outstanding note for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on such purchase date.

     The purchase price of a note will be:

     o    $531.74 per note on July 12, 2003;

     o    $640.29 per note on July 12, 2008; and

     o    $771.00 per note on July 12, 2013.

     These purchase prices equal the issue price plus accrued original issue discount to the purchase dates.

     We may, at our option, elect to pay the purchase price in cash or shares of common stock valued at the Market Price, or any combination thereof. See "United States Federal Income Tax Considerations."

     If prior to a purchase date the notes have been converted to semi-annual coupon notes following the occurrence of a Tax Event, the purchase price will be equal to the restated principal amount plus accrued and unpaid interest from the date of such conversion to the purchase date. See "--Optional Conversion to Semi-annual Coupon Note Upon Tax Event."

     We are required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

     o whether we will pay the purchase price of notes in cash or common stock or any combination thereof, specifying the percentages of each;

     o if we elect to pay in common stock, the method of calculating the Market Price of the common stock; and

     o the procedures that holders must follow to require us to purchase their notes.

     The purchase notice given by each holder electing to require us to purchase notes shall state:

     o the certificate numbers of the holder's notes to be delivered for purchase;

     o the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

     o that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture; and

     o in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the notes to which it relates, or (2) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of common stock, see "United States Federal Income Tax Considerations -- U.S. Holders -- Sale, Retirement or Redemption of the Notes Solely for Cash."

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

     The notice of withdrawal shall state:

     o    the principal amount at maturity being withdrawn;

     o    the certificate numbers of the notes being withdrawn; and

     o the principal amount at maturity of the notes that remains subject to the purchase notice, if any.

     If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us shall be equal to the portion of the purchase price to be paid in common stock divided by the Market Price of a share of common stock.

     We will pay cash based on the Market Price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price. See "United States Federal Income Tax Considerations."

     The "Market Price" means the average of the Sale Prices (as defined below) of the common stock for the five trading day period ending on the third business day (if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day) prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events with respect to the common stock that would result in an adjustment of the conversion rate.

     The "Sale Price" of the common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System.

     Because the Market Price of the common stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation.

     Our right to purchase notes, in whole or in part, with common stock is subject to our satisfying various conditions, including:

     o the registration of the common stock under the Securities Act and the Exchange Act, if required; and

     o any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of such holder entirely in cash. See "United States Federal Income Tax Considerations." We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

     In connection with any purchase offer, we will:

     o comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     o    file Schedule TO or any other required schedule under the Exchange
          Act.

     Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

     If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and original issue discount on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

     Our ability to purchase notes with cash may be limited by the terms of our then existing senior indebtedness or borrowing or financial agreements.

     No notes may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

Fundamental Change Permits Holder to Require Us to Repurchase Notes

     If a Fundamental Change (as defined below) occurs at any time prior to July 12, 2003 each holder will have the right, at the holder's option, to require Avon to repurchase any or all of the holder's notes. The notes may be repurchased in multiples of $1,000 principal amount at maturity. Avon will repurchase the notes at a price equal to the issue price plus accrued original issue discount to the repurchase date. See table under "--Optional Redemption." If, prior to the repurchase date, Avon elects to convert the notes to semi-annual coupon notes following a Tax Event, the repurchase price will be equal to the restated principal amount plus accrued and unpaid interest to the repurchase date. See the discussion under the caption entitled "--Optional Conversion to Semi-annual Coupon Note Upon Tax Event."

     We may, at our option, instead of paying the Fundamental Change repurchase price in cash, pay all or a portion of the Fundamental Change repurchase price in common stock, as long as our common stock is then listed on a national securities exchange or traded on the Nasdaq National Market. The fair market value of the common stock for such purpose shall be 97.5% of the Market Price of our common stock.

     On or before the 30th day after the occurrence of a Fundamental Change, we will mail to all holders of record of the notes a notice of the occurrence of the Fundamental Change and of the resulting repurchase right. Avon will also deliver to the trustee a copy of the notice. To exercise the repurchase right, holders of notes must deliver, on or before the 60th day after the date of our notice of a Fundamental Change, the notes to be repurchased, duly endorsed for transfer, together with the form entitled "Option to Elect Repurchase Upon a Fundamental Change" on the reverse side of the note duly completed, to the paying agent.

     A Fundamental Change occurs if :

     o we consolidate or merge with or into another person (other than a subsidiary);

     o we sell, convey, transfer or lease our properties and assets substantially as an entirety to any person (other than a subsidiary);

     o any person (other than a subsidiary) consolidates with or merges with or into Avon; or

     o our outstanding common stock is reclassified into, exchanged for or converted into the right to receive any other property or security provided that none of these circumstances will be a Fundamental Change if at least 50% of the aggregate fair market value (as determined by our board of directors) of such property and securities, other than cash payments for fractional shares, consists of shares of voting common stock of the surviving person that are, or upon issuance will be, traded on the London, Toronto or another internationally recognized securities exchange or a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

     Avon will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act which may then be applicable in connection with the repurchase of the notes in the event of a Fundamental Change.

     The repurchase rights of the holders of notes could discourage a potential acquiror of Avon. The Fundamental Change repurchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of Avon by any means or part of a plan by management to adopt a series of anti-takeover provisions.

     The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect Avon's financial condition. In addition, the requirement that Avon offers to repurchase the notes upon a Fundamental Change may not protect noteholders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Avon.

     No notes may be repurchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default described under "--Events of Default" below. However, notes may be repurchased if the event of default is in the payment of the Fundamental Change repurchase price with respect to the notes.

Optional Conversion to Semi-annual Coupon Note Upon Tax Event

     From and after the date of the occurrence of a Tax Event, we shall have the option to elect to have interest in lieu of future original issue discount accrue at the rate of 3.75% per year on a principal amount per note (the "Restated Principal Amount") equal to the issue price plus original issue discount accrued to the date of the Tax Event or the date on which we exercise the option described herein, whichever is later (the "Option Exercise Date").

     Such interest shall accrue from the Option Exercise Date and shall be payable in cash semi-annually on the interest payment dates of January 12 and July 12 of each year to holders of record at the close of business on December 29 or June 28 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will initially accrue from the Option Exercise Date and thereafter from the last date to which interest has been paid.

     A "Tax Event" means that Avon shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus, as a result of:

     (1) any amendment to, or change (including any announced prospective change) in the laws, rules or regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or

     (2) any amendment to, or change in, an interpretation or application of such laws, rules or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that interest (including original issue discount) payable on the notes either:

     o    would not be deductible on a current accrual basis, or

     o    would not be deductible under any other method

in either case in whole or in part, by Avon (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

     The Clinton Administration has previously proposed to change the tax law to defer the deduction of original issue discount on convertible debt instruments until the issuer pays the original issue discount. Congress has not yet enacted these proposed changes in the law. If a similar proposal were ever enacted and made applicable to the notes in a manner that would limit our ability to either:

     o deduct the interest, including original issue discount, payable on the notes on a current accrual basis, or

     o deduct the interest, including original issue discount, payable on the notes under any other method for United States federal income tax purposes,

such enactment would result in a Tax Event and the terms of the notes would be subject to modification at our option as described above.

     The modification of the terms of notes by us upon a Tax Event, as described above, could possibly alter the timing of income recognition by holders of the notes with respect to the semi-annual payments of interest due on the notes after the Option Exercise Date.

Events of Default

     Each of the following constitutes an event of default under the indenture:

     o default in payment of the principal amount at maturity (or if the notes have been converted to a semi- annual coupon notes following a Tax Event, the Restated Principal Amount), redemption price, purchase price or Fundamental Change repurchase price with respect to any note when such amount becomes due and payable;

     o if the notes have been converted to semi-annual coupon notes following a Tax Event, our failure to pay interest within 30 days of the due date;

     o our failure to comply with any of our other agreements in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after receipt by Avon of such notice; and

    o     certain events of bankruptcy or insolvency affecting Avon.

     If any event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the issue price of the notes plus the original issue discount on the notes accrued through the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the issue price of the notes plus the original issue discount accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered reasonable indemnity to the trustee. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount at maturity of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

     No holder of a note will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

     o such holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

     o the holders of at least 25% in aggregate principal amount at maturity of the outstanding notes have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

     o the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount at maturity of the outstanding notes a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal amount at maturity, the Restated Principal Amount, redemption price, purchase price or Fundamental Change repurchase price or interest on such note on or after the applicable due date specified in such note.

     We are required to furnish to the trustee annually a statement by certain of its officers as to whether or not Avon, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification and Waiver

     Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of at least a majority in aggregate principal amount at maturity of the outstanding notes affected by such modification or amendment.

     No such modification or amendment may, without the consent of the holder of each outstanding note affected thereby,

     o make any change to the principal amount at maturity of notes the holders of which must consent to an amendment;

     o reduce the principal amount at maturity, restated principal amount or the issue price of or extend the stated maturity, of any note;

     o reduce the redemption price, purchase price or Fundamental Change repurchase price of any note;

     o    make any change that adversely affects the right to convert any note;

     o except as otherwise provided herein and in the indenture, alter the manner or rate of accrual of original issue discount or interest on any note, reduce the rate of interest upon the occurrence of a Tax Event, or extend the time for payment of original issue discount or interest, if any, on any note;

     o make any note payable in money or securities other than that stated in the note;

     o make any change that adversely affects such holder's right to require us to purchase a note; or

     o impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes.

     The holders of at least a majority in principal amount at maturity of the outstanding notes may waive compliance by Avon with certain restrictive provisions of the indenture. The holders of a majority in principal amount at maturity of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note.

Mergers and Sales of Assets by Avon

     The indenture provides that Avon may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items, (i) the resulting, surviving or transferee (if other than Avon) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes all obligations of Avon under the notes and the indenture, and (ii) Avon or such successor person shall not immediately thereafter be in default under the indenture. Upon the assumption of the obligations of Avon by such a person in such circumstances, subject to certain exceptions, Avon shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to July 12, 2003 could constitute a Fundamental Change (as defined herein) permitting each holder to require Avon to repurchase the notes of such holder as described above.

Discharge of the Indenture

     Avon may satisfy and discharge its obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a Fundamental Change repurchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by Avon.

Limitations of Claims in Bankruptcy

     If a bankruptcy proceeding is commenced in respect of Avon, the claim of the holder of a note is, under Title 11 of the United States Code, limited to the issue price of the note plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

Regarding the Trustee

     The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and provisions of the Trust Indenture Act that will be incorporated by reference therein upon the effectiveness of the registration statement, of which this prospectus forms a part, contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

     The trustee under the indenture is also the trustee under other indentures relating to certain of our outstanding indebtedness, the trustee with respect to our pension assets and the issuing and paying agent with respect to our commercial paper program and has additional financial arrangements with us.

Global Note; Book-Entry

     Notes sold by the selling securityholders pursuant to the registration statement of which this prospectus forms a part will be represented by a global note, in fully registered form. The global note will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York and registered in the name of Cede and Co., a nominee of DTC, for the accounts of participants in DTC. Except as set forth below, the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Investors may hold their interests in the global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

     DTC has advised Avon as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such participants (or other representatives), together with other entities, own DTC. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Ownership of beneficial interests in the global note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in the global note other than participants). Beneficial interests in the global note will be exchangeable for definitive certificated notes only in accordance with the terms of the indenture.

     So long as DTC or its nominee is the registered holder and owner of the global note, DTC or its nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in the global note will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with the DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking.

     Principal and interest payments on the notes will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibilities of such participant and not of DTC or Avon, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of Avon, disbursement of such payments to participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of participants and indirect participants. Neither Avon nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note; maintaining, supervising or reviewing any records relating to such beneficial ownership interests; any other aspect of the relationship between DTC and its participants; or the relationship between the participants and indirect participants and the owners of beneficial interests in the global note.

     Purchases of notes under the DTC system must be made by or through DTC participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note is in turn to be recorded on the participants' and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

     Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream Banking will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream Banking, as applicable. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions which require physical delivery or to pledge notes, the holder must transfer its interest in the global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream Banking, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving beneficial interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Banking participants and Euroclear participants may not deliver instructions directly to the depositories for Clearstream Banking or Euroclear.

     Because of time zone differences, the securities account of a Euroclear participant or Clearstream Banking participant purchasing a beneficial interest in the global note from a participant will be credited during the securities settlement processing day immediately following the DTC settlement date and such credit of any transactions in beneficial interests in the global note settled during such processing will be reported to the relevant Euroclear participant or Clearstream Banking participant on such business day. Cash received in Euroclear or Clearstream Banking as a result of sales of beneficial interests in the global note by or through a Euroclear participant or Clearstream Banking participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day following settlement in DTC.

     Although we expect that DTC, Euroclear and Clearstream Banking will agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, Euroclear, and Clearstream Banking, DTC, Euroclear and Clearstream Banking are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

     We expect that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose accounts at the DTC interests in the global note are credited and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given direction.

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to Avon. In the event that DTC notifies Avon that it is unwilling or unable to continue as depositary for the global note or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act when DTC is required to be so registered to act as such depositary and no successor depositary shall have been appointed within 90 days of such notification or of Avon becoming aware of DTC's ceasing to be registered, as the case may be, certificates for the relevant notes will be printed and delivered in exchange for interests in the global note. The global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for relevant notes registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global note.

     Avon may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates representing the notes will be printed and delivered.

     The information in this section concerning DTC, Clearstream Banking, Euroclear and DTC's book-entry system has been obtained from sources that Avon believes to be reliable, but Avon does not take responsibility for the accuracy thereof.

Same-Day Settlement and Payment

     So long as DTC continues to make its settlement system available to Avon, all payments of principal and interest on the notes will be made by Avon in immediately available funds.

                              REGISTRATION RIGHTS

     Pursuant to the registration rights agreement we entered into with the initial purchasers of the notes, we have filed a shelf registration statement, of which this prospectus is a part, covering resales of the notes and the common stock issuable upon the conversion thereof pursuant to Rule 415 under the Securities Act.

     Subject to certain rights to suspend use of the shelf registration statement, we will use commercially reasonable efforts to cause the shelf registration statement to be declared effective and to keep the shelf registration statement effective until the earliest of (1) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 under the Securities Act or any successor rule or regulation thereto, (2) July 12, 2002, the second anniversary of the original date of issuance of the notes and (3) the date on which all notes registered under the shelf registration statement are disposed of in accordance therewith and (4) the date upon which the notes are no longer outstanding.

     The following requirements and restrictions will generally apply to a holder selling such securities pursuant to the shelf registration statement:

     o such holder will be required to be named as selling security holder in the related prospectus or supplement thereto;

     o    such holder will be required to deliver a prospectus to purchasers;

     o such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

     o such holder will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

     In the registration rights agreement, we have agreed to:

     o provide or cause to be provided to each holder of the notes, or common stock issuable upon conversion of the notes, copies of the prospectus, which is a part of the shelf registration statement;

     o notify or cause to be notified each holder when the shelf registration for the notes or the common stock issuable upon conversion of the notes has become effective; and

     o take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issuable upon conversion of the notes.

     We have agreed to pay predetermined liquidated damages as described herein ("liquidated damages") to holders of the notes and holders of common stock issued upon conversion of the notes if the shelf registration statement is not declared effective within 180 days after the original date of issuance of the notes or if it ceases to be effective at any time prior to the earliest of (1) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 under the Securities Act or any successor rule or regulation thereto, (2) July 12, 2002, the second anniversary of the original date of issuance of the notes and (3) the date on which all notes registered under the shelf registration statement are disposed of in accordance therewith, or if the prospectus is unavailable for periods in excess of forty-five days in any three month period or ninety days in any twelve month period. Such liquidated damages shall accrue until such failure to become or remain effective or such unavailability is cured:

     o in respect of any note, at a rate per year equal to 0.25% for the first 120 days after the occurrence of such event and 0.5% thereafter of the applicable principal amount (as defined below) thereof, and

     o in respect of any shares of common stock into which the notes have been converted at a rate per year equal to 0.25% for the first 120 days after the occurrence of such event and 0.5% thereafter of the then applicable conversion price (as defined)

     The term "applicable principal amount" means, as of any date of determination, with respect to each $1,000 principal amount at maturity of the notes, the sum of the issue price of such notes plus accrued original issue discount with respect to such notes through such date of determination. The term "applicable conversion price" means, as of any date of determination, the applicable principal amount per $1,000 principal amount at maturity of notes as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were notes then outstanding.

     Such liquidated damages will accrue from and including the date on which any such registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate certain provisions of the registration rights agreement, the holders of the notes will be entitled to equitable relief, including injunction and specific performance.

     We are permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods in specified circumstances, including circumstances relating to pending corporate developments.

     The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to all the provisions of the registration rights agreement a copy of which is available upon request to Avon as described under "Where You Can Find More Information."

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 800,000,000 shares of common stock, par value $.25 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share, of which 237,617,849 shares of common stock and no shares of preferred stock were outstanding at August 31, 2000. The number of record holders of our common stock was approximately 22,409 as of August 31, 2000.

Common Stock

     Voting. For all matters, other than the election of directors, submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name. In voting for the election of directors, shareholders are entitled to vote cumulatively. Each shareholder is entitled to cast in each election the number of votes equal to the number of shares held of record by such person multiplied by the number of directors to be elected in such election. Under such cumulative voting, shareholders may cast all their votes in a given election for a single nominee, or distribute them among two or more nominees as they see fit.

     Election of Board of Directors. Our certificate of incorporation divides the board of directors into three classes of equal or nearly equal size. The classes serve staggered one to three-year terms. As a result, at least two annual meetings will generally be required for stockholders to effect a change of a majority of the board of directors. Any director, or the entire board of directors, may be removed from office only for cause and subject to an 80% vote of stockholders. An 80% vote of stockholders is required to amend or repeal these provisions in the certificate of incorporation.

     Dividends. If our board declares a dividend, holders of common stock will receive payments from the funds of Avon that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to persons who hold preferred stock, if any is outstanding.

     Liquidation. If Avon is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who held preferred stock, if any is outstanding.

     Other Rights and Restrictions. Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not redeemable. See "--Shareholder Rights Plan."

     Listing.  Our common stock is listed on the New York Stock Exchange.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is EquiServe.

     New York Anti-Takeover Statute. We are subject to the business combination provisions of Section 912 of the New York Business Corporation Law and expect to continue to be so subject if and for so long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. Section 912 provides, with certain exceptions, that a New York corporation may not engage in a business combination with any "interested shareholder" (including mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder) for a period of five years from the date that such person first became an interested shareholder unless:

     o the transaction resulting in a person becoming an interested shareholder was approved by the board of directors of the corporation prior to that person becoming an interested shareholder;

     o the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder;

     o the business combination is approved by the disinterested shareholders at a meeting called no earlier than five years after the date that the interested shareholder became an interested shareholder; or

     o the business combination meets certain valuation requirements for the capital stock of the New York corporation.

     An interested shareholder is defined as any person that is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation or is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock.

     This statute could prohibit or delay the accomplishment of mergers, tender offers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us. These provisions are likely to impose greater restrictions on new, unaffiliated shareholders than on our existing shareholders who will continue to own a majority of our outstanding common stock after this offering.

Shareholder Rights Plan

     On March 5, 1998, our board of directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock. Each Right entitles the registered holder to purchase from Avon one one-hundredth of a share of Series B Junior Participating Preferred Stock (the "Preferred Shares") for $300 per one- hundredth of a share, subject to adjustment. This summary description of the rights agreement (the "Rights Agreement") is not complete and is qualified in its entirety by reference to the Rights Agreement itself, a copy of which is on file with the SEC.

     Until the earliest to occur of (a) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Avon common stock or (b) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Avon common stock (the earlier of such dates being called the "Distribution Date"), the Rights will generally be evidenced by the certificates representing Avon's common stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on March 30, 2008 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by us, in each case as described below.

     The purchase price payable, the number of outstanding Rights and the number of Preferred Shares issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution upon the occurrence of certain corporate events.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Avon common stock. Each Preferred Share will be entitled to receive 100 times the amount received per share of Avon common stock. These Rights are also protected by customary antidilution provisions.

     Because of the nature of the Preferred Share' dividend, liquidation and voting rights, the value of the one one- hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Avon common stock.

     In the event that Avon is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Avon common stock having a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding common shares, our board of directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Avon common stock, or one one-hundredth of a Preferred Share (or of a share of a class or series of Avon's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Avon common stock, our board of directors may redeem the Rights in whole, but not in part, at a price of $.005 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as our board of directors in its sole discretion may establish.

     The terms of the Rights may be amended by our board of directors without the consent of the holder of the Rights, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Avon, including, without limitation, the right to vote or to receive dividends.

Preferred Stock

     Our certificate of incorporation authorizes the board of directors to issue preferred stock in one or more series and to determine the voting rights, dividend rights, dividend rates, liquidation preferences, conversion or exchange rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following are the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by purchasers of the notes who are U.S. holders (as described below), and the material U.S. federal income and estate tax consequences relating to the purchase, ownership and disposition of the notes by purchasers who are non-U.S. holders (as described below). This discussion is not a complete analysis of all the potential tax considerations relating thereto. In particular, it does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to banks, tax-exempt organizations, dealers in securities, persons who hold notes or common stock as part of a hedge, conversion or constructive sale transaction, or straddle or other risk reduction transaction, or to persons who have ceased to be United States citizens or to be taxed as resident aliens. This discussion is limited to holders of notes who hold the notes and any common stock into which the notes are converted as capital assets. This discussion does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

     This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax results described herein, and Avon has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes or common stock.

     PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE NOTES AND COMMON STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. Holders

     You are a U.S. holder for purposes of this discussion if you are a holder of a note or common stock that is, for U.S. federal income tax law purposes:

     o    a citizen or resident of the United States;

     o a corporation or other entity taxed as an association or corporation which is created or organized in or under the laws of the United States or of any political subdivision thereof;

     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     Original Issue Discount on the Notes. The notes were issued at a substantial discount from their principal amount at maturity. For U.S. federal income tax purposes, the excess of the principal amount of each note over its "issue price" constitutes original issue discount ("OID"). For this purpose, the issue price of the notes is the first price at which a substantial portion of the notes were sold to the public (not including sales to underwriters or placement agents). You will be required to include OID in income as it accrues, in accordance with a constant yield method, before receipt of the cash or stock attributable to such income, regardless of your regular method of accounting for U.S. federal income tax purposes. Under these rules, you will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Your original tax basis for determining gain or loss on the sale or other disposition of a note will be increased by any accrued OID included in your gross income.

     We do not intend to treat the possibility of an optional redemption or repurchase of the notes as (x) affecting the determination of the yield to maturity of the notes or (y) giving rise to any additional accrual of OID or recognition of ordinary income upon redemption, sale or exchange of the notes. In the event that the interest rate in the notes is increased, then such increased interest may be treated as increasing the amount of OID includible by you.

     We are required to furnish annually to the IRS and to certain noncorporate holders information regarding the amount of the OID attributable to that year. For this purpose, we will use a six-month accrual period which ends on the day in each calender year corresponding to the maturity day of the notes or the date six months before such maturity date.

     Constant Yield Election. Pursuant to the OID regulations, you may make an election to include in gross income all interest that accrues on a note (including OID, market discount, de minimis market discount, and unstated interest, as adjusted by any acquisition premium) in accordance with a constant yield method based on the compounding of interest.

     Sale, Retirement or Redemption of the Notes Solely for Cash. Upon the sale, retirement or redemption of a note solely for cash, you will recognize gain or loss equal to the difference between the sale or redemption proceeds and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal your cost of the note increased by the amount of market discount, if any, which has previously been included in income (as described below) and any OID previously included in income with respect to such note. Except as described below under "-- Market Discount", gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain noncorporate taxpayers) and losses (the deductibility of which is subject to limitations).

     Exchange or Conversion of Notes for Common Stock. Generally, a holder will not recognize gain or loss upon (i) the receipt of common stock in exchange for a note pursuant to a tender to us of the note on a purchase date or upon a Fundamental Change or (ii) the conversion of a note into Avon common stock (except in connection with cash received in lieu of a fractional share of common stock). Your obligation to include in gross income the daily portions of OID with respect to a note will terminate on the date of conversion or exchange.

     It is unclear whether a holder's receipt of common stock upon an exchange or conversion of a note would be treated as a recapitalization for federal income tax purposes, or as a tax-free transaction pursuant to a published revenue ruling of the IRS which states that no gain or loss is realized upon the conversion of a corporate note, convertible by its terms, into stock of the issuer except in cases where the Code specifically requires that such gain or loss be recognized. In either event, your basis in the common stock received will be the same as your basis in the note at the time of the exchange or conversion (exclusive of any tax basis allocable to a fractional share). However, the characterization of the exchange or conversion for federal income tax purposes may affect your holding period in the common stock received.

     If the exchange or conversion of the notes is treated as a recapitalization, the holding period of a fractional interest in each share of common stock that is attributable to OID accrued through the date of exchange or conversion will commence on the day following the exchange or conversion. Although there is no authority precisely on point, it is believed that the fractional share that will have a new holding period in the hands of a holder will be equal to the ratio determined by dividing the amount of OID accrued since the date of issuance by the fair market value of the common stock on the date of exchange or conversion. The remainder of the interest in each share will have a holding period that includes the holding period of the note exchanged or converted.

     If the exchange or conversion of the notes does not constitute a recapitalization, the holding period for the common stock received (including the portion of such stock attributable to accrued OID) will be the same as the holding period for the note.

     The receipt of cash in lieu of a fractional share of common stock, if any, should generally result in capital gain or loss (measured by the difference between the cash received for the fractional share interest and your tax basis in the fractional share interest).

     Exchange of the Notes for Cash and Common Stock. If you elect to exercise your option to tender a note to us on a purchase date or upon a Fundamental Change and the purchase price is paid in a combination of shares of common stock and cash (other than cash received in lieu of a fractional share), you would recognize gain (but not loss) but only to the extent such gain does not exceed such cash (excluding cash attributable to accrued OID and, to the extent an election has been made to include market discount in income on a current basis, accrued market discount). Your basis in the common stock received in the exchange will be the same as your tax basis in the notes tendered to us (exclusive of any tax basis allocable to a fractional share), decreased by the amount of cash (other than cash attributable to accrued OID and accrued market discount, if any, previously included in income and cash received in lieu of a fractional share), if any, received in the exchange and increased by the amount of any gain recognized on the exchange (other than gain with respect to a fractional share). The holding period of a fractional interest in each share of common stock that is attributable to OID accrued through the date of exchange and of the remainder of the interest in each share of common stock will have a holding period determined as described above under Exchange or Conversion of Notes for Common Stock.

     The receipt of cash in lieu of a fractional share of common stock, if any, should generally result in capital gain or loss (measured by the difference between the cash received for the fractional share interest and your tax basis in the fractional share interest).

     Adjustment of Conversion Rate. If at any time Avon makes a distribution of property to shareholders that would be taxable to such shareholders as a dividend for U.S. federal income tax purposes (for example, distributions of evidences of indebtedness or assets of Avon, but generally not stock dividends or rights to subscribe for common stock) and the conversion rate of the notes is increased pursuant to the anti-dilution provisions of the indenture, such increase may be deemed to be the payment of a taxable dividend to you. If the conversion rate is increased at the discretion of Avon or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to you.

      Market Discount. If you purchase a note for an amount that is less than its "revised issue price", the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. The revised issue price of a note is defined as the sum of the issue price of the note and the aggregate amount of previously accrued OID.

     Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of accrued market discount unless you have made an election to include currently market discount in income. Unless a second election is made to accrue market discount on a constant yield method, the accrued market discount is the market discount multiplied by a fraction, the numerator of which is the number of days you have held the note and the denominator of which is the number of days between the date you acquired the note and its maturity date. If such note is disposed of in a nontaxable transaction (other than as provided in Code Sections 1276(c) and (d) which provide rules for carryover of accrued market discount), you will be required to include accrued market discount as ordinary income as if you had sold the note at its then fair market value. If a note with accrued market discount is converted into common stock pursuant to the conversion feature, the amount of such accrued market discount generally will be taxable as ordinary income upon disposition of the common stock. In addition, you may be required to defer, until the maturity of the note or its earlier disposition (including a nontaxable transaction other than as provided in Code Sections

1276(c) and (d)), the deduction of all or a portion of the interest expense on any indebtedness you incurred or maintained to purchase or carry such note.

     If you make a constant yield election, as described above, for a note with market discount, such election will result in a deemed election to accrue market discount for all your debt instruments with market discount and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.

     Acquisition Premium. If you purchase a note for an amount that is greater than its adjusted issue price but less than its principal amount, you will be considered to have purchased such note at an "acquisition premium". The amount of OID required to be included by you in gross income with respect to such note for any taxable year may be reduced by the portion of such acquisition premium properly allocable to such year.

     Ownership and Disposition of Common Stock. Dividends, if any, paid on the common stock generally will be includible in your income as ordinary income to the extent of your ratable share of Avon's current and accumulated earnings and profits.

     Upon the sale, exchange or other disposition of common stock received upon conversion of a note or in satisfaction of the purchase price of a note tendered to us on a purchase date or upon a Fundamental Change, except to the extent of ordinary income attributable to accrued market discount not previously included in income, if any, as described above under "-- Market Discount", you generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in such shares. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain noncorporate taxpayers) and losses (the deductibility of which is subject to limitations).

Non-U.S. Holders

     You are a non-U.S. holder for purposes of this discussion if you are a holder of a note or common stock that is, for U.S. federal income tax law purposes:

     o    a nonresident alien individual;

     o    a foreign corporation;

     o    a nonresident alien fiduciary of a foreign estate or trust; or

     o a foreign partnership one or more of the members of which is a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

     Withholding Tax on Payments of Principal and Original Issue Discount on Notes. The payment of principal (including any OID included therein) on a note by Avon or any paying agent of Avon to you will not be subject to U.S. federal withholding tax, provided that in the case of payment in respect of OID:

     o you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Avon;

     o you are not a controlled foreign corporation that is related to Avon within the meaning of the Code; and

     o either (A) the beneficial owner of the note certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on an IRS Form W-8 (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note, certifies under penalties of perjury that such an IRS Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to OID and market discount, if any, on a note if such OID or market discount is effectively connected with a U.S. trade or business of yours. Effectively connected income received by a corporate Non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. Such effectively connected income will not be subject to withholding tax if the holder delivers the appropriate form (currently on an IRS Form 4224 and, beginning January 1, 2001, a Form W-8ECI) to the payor.

     Dividends. Dividends, if any, paid on the common stock to you (and, after December 31, 2000, any deemed dividends resulting from an adjustment to the Conversion Rate (see "Adjustment of Conversion Rate" above)) generally will be subject to a 30% U.S. federal withholding tax, subject to reduction if you are eligible for the benefits of an applicable income tax treaty. Currently, for purposes of determining whether tax is to be withheld at the 30% rate or at a reduced treaty rate, Avon will ordinarily presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. Under Treasury Regulations effective for payments after December 31, 2000, holders will be required to satisfy certain applicable certification requirements to claim treaty benefits.

     Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to the "branch profits tax" on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments.

     Gain on Disposition of the Notes and Common Stock. You generally will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of a note, or the sale or exchange of common stock unless:

     o you are an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a "tax home" in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

     o the gain is effectively connected with your conduct of a U.S. trade or business; or

     o in the case of the disposition of the notes or the common stock, Avon is a U.S. real property holding corporation at any time during the shorter of the five-year period ending on the date of the disposition or the period during which you held our notes or common stock. Avon does not believe it is or is likely to become a U.S. real property holding corporation.

     U.S. Federal Estate Tax. A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to United States federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Avon and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Common stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty otherwise applies.

Backup Withholding and Information Reporting

     U.S. Holders. Information reporting will apply to payments of interest (including OID), premium or dividends, if any, made by Avon on, or the proceeds of the sale or other disposition of, the notes or shares of common stock with respect to certain noncorporate U.S. holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder's federal income tax, provided that the required information is provided to the IRS.

     Non-U.S. Holders. Under current Treasury Regulations, backup withholding and information reporting will not apply to payments of principal, including cash payments in respect of OID, on the notes by Avon or any agent thereof to a non-U.S. holder if the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption (provided that neither Avon nor its agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

     Avon must report annually to the IRS and to each non-U.S. holder the amount of any dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

     The payment of the proceeds on the disposition of notes or shares of common stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition effected outside the United States by a Non-U.S. holder of notes or shares of common stock to or through a foreign office of a broker will not be subject to backup withholding or information reporting. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, a foreign person, 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, or, in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's Non-U.S. status and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption. Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any amount withheld under the backup withholding rules will be refunded or is allowable as a credit against the Non-U.S. holder's federal income tax liability, if any, provided that the required information or appropriate claim for refund is provided to the IRS.

                            SELLING SECURITYHOLDERS

     We initially issued the notes to initial purchasers who then sold the notes in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or buyers outside the U.S. (pursuant to Regulation S under the Securities Act). The selling securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock issuable upon conversion of the notes.

     Prior to any use of this prospectus in connection with an offering of the notes or the common stock issued upon conversion of the notes, this prospectus will be supplemented to set forth the name and number of shares beneficially owned by the selling securityholder intending to sell the notes or common stock and the number of notes or shares of common stock to be offered. The prospectus supplement will also disclose whether any selling securityholder selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus supplement.

                              PLAN OF DISTRIBUTION

     The selling securityholders may distribute the notes and the shares of common stock issuable upon conversion of the notes from time to time as follows (if at all):

     o    to or through underwriters, brokers or dealers;

     o    directly to one or more other purchasers;

     o    through agents on a best-efforts basis; or

     o    otherwise through a combination of any such methods of sale.

     If a selling securityholder sells the notes or shares of common stock issuable upon conversion thereof through underwriters, dealers, brokers or agents, such underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholder and/or the purchasers of the notes or shares of common stock.

     The notes and the shares of common stock issuable upon conversion of the notes may be sold from time to time:

     o in one or more transactions at a fixed price or prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices related to such prevailing market prices;

     o    at varying prices determined at the time of sale; or

     o    at negotiated prices.

     Such sales may be effected in transactions:

     o on any national securities exchange or quotation service on which the notes or our common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in block transactions in which the broker or dealer so engaged will attempt to sell the notes or shares of common stock issuable upon conversion thereof as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     o    through the writing of options; or

     o    through other types of transactions.

     In connection with sales of the notes or common stock or otherwise, the selling securityholder may enter into hedging transactions with brokers-dealers or others, which may in turn engage in short sales of the notes or our common stock in the course of hedging the positions they assume. The selling securityholder may also sell notes or common stock short and deliver notes or common stock to close out such short positions, or loan or pledge notes of common stock to brokers-dealers or others that in turn may sell such securities. The selling securityholder may pledge or grant a security interest in some or all of the notes or common stock issued upon conversion of the notes owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the notes or the common stock from time to time pursuant to this prospectus. The selling securityholder also may transfer and donate notes or shares of common stock issuable upon conversion of the notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholders for purposes of the prospectus. The selling securityholder may sell short the common stock and may deliver this prospectus in connection with such short sales and use the shares of common stock covered by the prospectus to cover such short sales. In addition, any notices or shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Act may be sold under Rule 144, Rule 144A or such other available exemption.

     At the time a particular offering of notes or shares of common stock issuable upon conversion thereof is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of notes or shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers.

     Selling securityholders and any underwriters, dealers, brokers or agents who participate in the distribution of the notes or shares of common stock may be deemed to be "underwriters" within the meaning of the Act and any profits on the sale of the notes or shares of common stock by them and any discounts commissions or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Act.

     The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of the notes and shares of common stock by the selling securityholders and any other such person. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the notes or shares of common stock to engage in market-making activities with respect to the notes and shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the notes and shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and shares of common stock.

     Pursuant to the registration rights agreement entered into in connection with the offer and sale of the notes by Avon, each of Avon and the selling securityholders will be indemnified by the other against certain liablities, including certain liabilities under the Act, or will be entitled to contribution in connection therewith.

     We will pay all expenses of the shelf registration statement, provided that each selling securityholder will pay any broker's commission, agency fee or underwriter's discount or commission.

                                 LEGAL MATTERS

     The validity of the issuance of the securities offered by this prospectus will be passed upon for Avon by Davis Polk & Wardwell, special counsel to Avon.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

===============================================================================

                                  $840,938,000

                              Avon Products, Inc.



                                     [LOGO]





                 Zero Coupon Convertible Senior Notes due 2020

        and Shares of Common Stock Issuable Upon Conversion of the Notes



                            -----------------------

                                   Prospectus

                            -----------------------



                                    o, 2000
===============================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Securities and Exchange Commission registration fee...........$   105,600
     Legal fees and expenses.......................................    100,000
     Accounting fees and expenses..................................     10,000
     Miscellaneous.................................................     10,400
                                                                   -----------
          Total....................................................$   225,000
                                                                   ===========

     Except for the SEC registration fee, all of the foregoing are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article XII of the By-Laws of Avon Products, Inc. provides as follows:

     Section 1. Indemnification--Third Party and Derivative Actions. (a) The corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee of the corporation served in any capacity at the request of the corporation, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, including excise taxes, amounts paid in settlement and expenses, including attorney's fees, incurred in connection with any such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that (i) his acts were committed in bad faith or were the result of his active or deliberate dishonesty and were material to such action or proceeding or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     (b) The corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and expenses, including attorneys' fees, incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     (c) The termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such person has not met the standard of conduct set forth in this Section 1.

     Section 2. Payment of Indemnification; Repayment. (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 1 of this Article shall be entitled to indemnification as authorized in such Section.

     (b) Any indemnification under Section 1 of this Article, unless ordered by a court, shall be made by the corporation in such manner as provided by law.

     (c) Expenses incurred by a person referred to in Section 1 of this Article in defending a civil or criminal action or proceeding shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount in case he is ultimately found, in accordance with this Article, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so paid exceed the indemnification to which he is entitled.

     (d) Any indemnification of a person under Section 1 of this Article, or advancement of expenses under Section 2(c) of this Article, shall be made promptly, and in any event within 60 days, upon the written request of such person.

     Section 3. Enforcement; Defenses. The right to indemnification or advancement of expenses granted by this Article shall be enforceable by the person in question in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses under Section 2(c) of this Article where the required undertaking has been received by the corporation) that the claimant has not met the standard of conduct set forth in Section 1 of this Article, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation to have made a determination that indemnification of the claimant is proper, nor the fact that there has been an actual determination by the corporation that indemnification of the claimant is not proper, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification.

     Section 4. Survival; Savings Clause; Preservation of Other Rights. (a) The foregoing indemnification provisions shall be deemed to be a contract between the corporation and each person who serves in such capacity at any time while these provisions as well as the relevant provisions of the New York Business Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of such person.

     (b) If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each such person against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, incurred in connection with any actual or threatened action by or in the right of the corporation, or any appeal therein, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

     (c) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation is hereby authorized to provide further indemnification if it deems it advisable by resolution of shareholders or directors, by amendment of these by-laws or by agreement.

ITEM 16. EXHIBITS.

1.1 Purchase Agreement, dated July 7, 2000, between Avon Products, Inc. and Salomon Smith Barney Inc., Banc of America Securities LLC, Chase Securities Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.
4.1   Form of Global Note (included in Exhibit 4.2).
4.2 Indenture, dated as of July 12, 2000, between Avon Products, Inc., as Issuer, and The Chase Manhattan Bank, as Trustee.

4.3 Registration Rights Agreement, dated as of July 12, 2000, between Avon Products, Inc. and Salomon Smith Barney Inc., Banc of America Securities LLC, Chase Securities Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.
5.1 Opinion of Davis Polk & Wardwell regarding the validity of the notes and the common stock issuable upon conversion.
12.1  Statement regarding computation of ratios.
23.1  Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
23.2  Consent of PricewaterhouseCoopers LLP.
24.1 Power of Attorney (included on the signature pages of this registration statement).
25.1 Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Chase Manhattan Bank, as Trustee.

ITEM 17. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the

           Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)   The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this14th day of September, 2000.

                                   AVON PRODUCTS, INC.

                                   By: /s/ Ward M. Miller, Jr.
                                      ---------------------------------------
                                      Ward M. Miller, Jr.
                                      Senior Vice President,
                                      General Counsel and Secretary


                               POWER OF ATTORNEY

     Each person whose signature appears below on this registration statement hereby constitutes and appoints Ward M. Miller, Jr. with full power to act without the other, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, and for him/her and in his/her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this registration statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby notifying and confirming all that such attorney-in-fact and agent or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                      Title                          Date


/s/ Stanley C. Gault       Non-Executive Chairman of the     September 14, 2000
-----------------------    Board and Director
    Stanley C. Gault


/s/ Andrea Jung            President and Chief Executive     September 14, 2000
-----------------------    Officer (principal executive
    Andrea Jung            officer)


/s/ Robert J. Corti        Executive Vice President and      September 14, 2000
-----------------------    Chief Financial Officer
    Robert J. Corti        (principal financial officer)


/s/ Janice Marolda         Vice President and Controller     September 14, 2000
-----------------------    (principal accounting officer)
    Janice Marolda


/s/ Brenda C. Barnes                  Director               September 14, 2000
-----------------------
    Brenda C. Barnes

       Signature                      Title                          Date


/s/ Richard S. Barton                Director                September 14, 2000
--------------------------
    Richard S. Barton


/s/ Jose Ferreira, Jr.               Director                September 14, 2000
--------------------------
    Jose Ferreira, Jr.


/s/ Edward T. Fogarty                Director                September 14, 2000
--------------------------
    Edward T. Fogarty


/s/ Fred Hassan                      Director                September 14, 2000
--------------------------
    Fred Hassan


/s/ Susan J. Kropf                   Director                September 14, 2000
--------------------------
    Susan J. Kropf


/s/ Ann S. Moore                     Director                September 14, 2000
--------------------------
    Ann S. Moore


/s/ Paula Stern                      Director                September 14, 2000
--------------------------
    Paula Stern


/s/ Lawrence A. Weinbach             Director                September 14, 2000
--------------------------
    Lawrence A. Weinbach

                                 EXHIBIT INDEX

EXHIBIT NO.                                  DESCRIPTION
-----------                                  -----------

1.1 Purchase Agreement, dated July 7, 2000, between Avon Products, Inc. and Salomon Smith Barney Inc., Banc of America Securities LLC, Chase Securities Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.

4.1   Form of Global Note (included in Exhibit 4.2).

4.2 Indenture, dated as of July 12, 2000, between Avon Products, Inc., as Issuer, and The Chase Manhattan Bank, as Trustee.

4.3 Registration Rights Agreement, dated as of July 12, 2000, between Avon Products, Inc. and Salomon Smith Barney Inc., Banc of America Securities LLC, Chase Securities Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.

5.1 Opinion of Davis Polk & Wardwell regarding the validity of the notes and the common stock issuable upon conversion.

12.1  Statement regarding computation of ratios.

23.1  Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

23.2  Consent of PricewaterhouseCoopers LLP.

24.1 Power of Attorney (included on the signature pages of this registration statement).

25.1 Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Chase Manhattan Bank, as Trustee.

                                      E-1